UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 14, 2007

  Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2085B Quaker Pointe Drive Quakertown, Pennsylvania	18951
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 529-6084

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 14, 2007, Cellegy Pharmaceuticals, Inc. (the “Company”) and Robert J. Caso, Vice President, Finance and Chief Financial Officer, entered into a retention agreement. The description below is qualified in its entirety by the full text of the retention agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The agreement provides that if Mr. Caso does not voluntarily terminate his employment with the Company and is not terminated for cause or performance related reasons (or as result of death or disability), in each case before the earlier to occur of (i) June 30, 2008 and (ii) the closing of a change in control transaction (as defined in the agreement) (the “Retention Period”), then the Company will pay Mr. Caso, on or before the date of the next normal payroll period after the end of the Retention Period when the Company processes payments an amount representing a sum equal to six months of his base salary in effect on the date of the agreement. Mr. Caso agreed that (i) during the Retention Period he will cooperate with the Company in implementing such strategic alternatives as the Company may choose to pursue; (ii) except for the payment described above, he will not be entitled to receive severance or similar payments upon a termination of his employment; and (iii) to sign a general release of claims in favor of the Company at the time of his termination of employment.

Item 9.01 Financial Statements and Exhibits

Exhibit List	Description of Exhibit

Exhibit 10.1	Retention Letter Agreement dated November 14, 2007, between the Company and Robert J. Caso.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: November 14, 2007	By:	/s/ Robert J. Caso
Robert J. Caso
Vice President, Finance (Duly Authorized Officer)